UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Pacific Biosciences of California, Inc.

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April 29, 2011

Dear Pacific Biosciences of California, Inc. Stockholder:

You are cordially invited to attend our 2011 Annual Meeting of Stockholders, which will be held on June 23, 2011 at 8:00 a.m. Pacific Time at Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304.

At the Annual Meeting, stockholders will be asked to vote on each of the three proposals set forth in the Notice of Annual Meeting of Stockholders and described in the Proxy Statement, which describe the formal business to be conducted at the Annual Meeting.

It is important that your shares are represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. Voting your proxy will ensure your representation at the Annual Meeting. We urge you to review carefully the proxy materials and to vote: FOR each of the nominees for our Class I directors; FOR the approval of the compensation of our named executive officers; and FOR the option of once every three years as the frequency with which stockholders are provided an advisory vote on executive compensation.

Thank you for your continued support of Pacific Biosciences.

Sincerely,

/s/ Hugh Martin

Hugh Martin

Chief Executive Officer and

Chairman of the Board

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

June 23, 2011

8:00 a.m. Pacific Time

Pacific Biosciences of California, Inc.’s 2011 Annual Meeting of Stockholders will be held on Thursday, June 23, 2011 at 8:00 a.m. Pacific Time at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304. At our Annual Meeting our stockholders will be asked:

1.	To elect the three directors nominated by our Board of Directors and named in the proxy statement as Class I directors to serve for a three year term;

2.	To hold an advisory vote on executive compensation;

3.	To hold an advisory vote on the frequency of holding an advisory vote on executive compensation; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The proxy statement more fully describes these proposals.

Stockholders of record who owned shares of our common stock at the close of business on April 25, 2011 are entitled to receive notice of, attend and vote at the Annual Meeting. A complete list of these stockholders will be available at our corporate offices at 1380 Willow Road, Menlo Park, California 94025 during regular business hours for the ten days prior to the Annual Meeting. This list also will be available during the Annual Meeting at the meeting location. A stockholder may examine the list for any legally valid purpose related to the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. If you received notice of how to access the proxy materials via the Internet, a proxy card was not sent to you and you may vote only by telephone or via the Internet. If you received a proxy card and other proxy materials by mail, you may vote by mailing a completed proxy card, by telephone or over the Internet. Your vote must be received by 11:59 p.m. Eastern Time, on Wednesday, June 22, 2011. For specific voting instructions, please refer to the information provided in the following proxy statement, together with your proxy card or the voting instructions you receive with the proxy statement.

By Order of the Board of Directors

/s/ Hugh Martin

Hugh Martin

Chief Executive Officer and Chairman of the Board

Menlo Park, California

April 29, 2011

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

1380 Willow Road

Menlo Park, California 94025

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

June 23, 2011

GENERAL INFORMATION

We are providing you with these proxy materials in connection with the solicitation by the Board of Directors of Pacific Biosciences of California, Inc. of proxies to be used at our 2011 Annual Meeting of Stockholders. The Annual Meeting will be at held at Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304 on June 23, 2011 at 8:00 a.m. Pacific Time. This proxy statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures. As used herein, “we,” “us,” “our,” “Pacific Biosciences” or the “Company” refers to Pacific Biosciences of California, Inc., a Delaware corporation.

This proxy statement, accompanying proxy card or voting instruction form, and our 2010 Annual Report to Stockholders will be made available to our stockholders on or about April 29, 2011.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

What matters will be voted on at the Annual Meeting?

The following matters will be voted on at the Annual Meeting:

•	Proposal 1: To elect the three directors nominated by our Board of Directors and named in this proxy statement as Class I directors to serve for a three year term;

•	Proposal 2: To hold an advisory vote on executive compensation;

•	Proposal 3: To hold an advisory vote on the frequency of holding an advisory vote on executive compensation; and

•	Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	FOR the election of the three directors nominated by our Board of Directors and named in this proxy statement as Class I directors to serve for a three year term;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	FOR the approval, on an advisory basis, of an advisory vote on executive compensation every three years.

Will there be any other items of business on the agenda?

If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Our Board of Directors does not intend to bring any other matters to be voted on at the Annual Meeting. We are not currently aware of any other matters that may properly be presented by others for action at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on April 25, 2011, or the record date, may vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the record date.

A complete list of these stockholders will be available at our corporate offices at 1380 Willow Road, Menlo Park, California 94025 during regular business hours for the ten days prior to the Annual Meeting. This list also will be available during the Annual Meeting at the meeting location. A stockholder may examine the list for any legally valid purpose related to the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholders of Record. You are a stockholder of record if at the close of business on the record date your shares were registered directly in your name with BNY Mellon Shareholder Services, our transfer agent.

Beneficial Owner. You are a beneficial owner if at the close of business on the record date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner’s means that, like many of our stockholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will not be able to vote your shares with respect to the proposals. Please see “What if I did not specify how my shares are to be voted?” for more information.

Do I have to do anything in advance if I Plan to attend the Annual Meeting in person?

If you are a stockholder of record, you do not need to do anything in advance to attend or vote at the Annual Meeting in person. If you are a beneficial owner, you must bring a legal proxy from the organization that holds your shares in order to vote your shares at the Annual Meeting in person.

How do I vote and what are the voting deadlines?

Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares.

•

By mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than June 22, 2011 to be voted at the Annual Meeting.

•

By telephone or over the Internet. You may vote your shares by telephone or via the Internet by following the instructions provided in the proxy card. If you vote by telephone or via the Internet, you do not need to return a proxy card by mail. Internet and telephone voting are available 24 hours a day. Votes submitted by telephone or through the Internet must be received by 11:59 EasternTime on June 22, 2011.

•

In person at the Annual Meeting. You may vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or voting instructions or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of your shares, you should have Proxy Materials or voting instructions from the broker or other nominee holding your shares. You should follow the voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker or nominee giving you the right to vote the shares.

Can I revoke or change my vote after I submit my proxy?

Stockholders of Record. If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual meeting by:

•	Signing and returning a new proxy card with a later date;

•	Delivering a written revocation to our Corporate Secretary at Pacific Biosciences of California, Inc., 1380 Willow Road, Menlo Park, California 94025, by 11:59 Eastern Time on June 22, 2011; or

•	Attending the Annual Meeting and voting in person.

Beneficial Owners. If you are a beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow their instructions for changing your vote.

What if I do not specify how my shares are to be voted?

Stockholders of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	FOR the election of the three Class I directors nominated by our Board of Directors and named in this proxy statement (Proposal 1);

•	FOR the approval of the compensation of our named executive officers (Proposal 2);

•	FOR the approval of an advisory vote on executive compensation every three years (Proposal 3); and

•	In the discretion of the named proxies regarding any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners. If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under the NYSE’s rules, brokers and other nominees do not have discretion to vote on non-routine matters such as Proposals 1, 2 and 3. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may not vote your shares on Proposals 1, 2 or 3.

What constitutes a quorum, and why is a quorum required?

We need a quorum of stockholders to hold our Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote at the close of business on the record date are represented at the Annual Meeting either in person or by proxy. As of the close of business on the record date, we had 52,938,748 shares of common stock outstanding and entitled to vote at the Annual Meeting, meaning that 26,469,375 shares of common stock must be represented in person or by proxy to have a quorum.

Your shares will be counted towards the quorum if you submit a proxy or vote at the Annual meeting. Abstentions and broker non-votes will also count towards the quorum requirement. If there is not a quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

What is the effect of a broker non-vote?

Brokers or other nominees who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposals 1 and 3) or the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Proposal 2).

What is the vote required for each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed?
Proposal 1 – Election of three Class I directors	Plurality of votes cast	No

Proposal 2 – Advisory vote on executive compensation	Majority of the shares entitled to vote and present in person or represented by proxy	No

Proposal 3 – Advisory vote on frequency of advisory vote on executive compensation	Plurality of votes cast	No

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The three nominees receiving the most FOR votes will be elected. You may not cumulate votes in the election of directors. If you ABSTAIN from voting on Proposal 1, the abstention will not have an effect on the outcome of the vote.

With respect to Proposals 2 and 4, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on any of these proposals, the abstention will have the same effect as an AGAINST vote.

With respect to Proposal 3, you may vote FOR every year, FOR every two years, FOR every three years, or ABSTAIN. If you ABSTAIN from voting on Proposal 3, the abstention will not have an effect on the outcome of the vote.

Who will count the votes?

BNY Mellon Shareowner Services, our transfer agent, has been engaged to receive and tabulate stockholder votes. BNY Mellon will separately tabulate FOR, AGAINST and WITHHOLD votes, votes on the frequency of holding an advisory vote on executive compensation, abstentions, and broker non-votes. BNY Mellon will also certify the election results and perform any other acts required by the Delaware General Corporation Law.

Who is paying for the costs of this proxy solicitation?

Pacific Biosciences will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet by Pacific Biosciences personnel who will not receive additional compensation for such solicitation. In addition, we will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to stockholders.

How can I find the results of the Annual Meeting?

Preliminary results will be announced at the Annual meeting. Final results also will be published in a current report on Form 8-K to be filed with the SEC within four business days after the Annual meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

CORPORATE GOVERNANCE

Overview

The Board oversees our Chief Executive Officer and other senior management in the competent and ethical operation of our business and affairs and assures that the long-term interests of the shareholders are being served. The key practices and procedures of the Board are outlined in the Corporate Governance Guidelines available on the Company’s website at www.pacificbiosciences.com, under “Corporate Governance.”

Board Leadership Structure

Pursuant to our Corporate Governance Guidelines, the roles of Chairman and Chief Executive Officer may be filled by the same or different individuals. This allows the Board flexibility to determine whether the two roles should be combined or separated based upon the needs of the Company and the Board’s assessment of our leadership from time to time. The Board believes that, at this time, it is in the best interests of Pacific Biosciences and its stockholders for Mr. Martin to serve as the Chairman and Chief Executive Officer, and Mr. Ericson, an independent director, to serve as Lead Independent Director. Mr. Martin does not serve on any committees of the Board.

Combining the roles of Chairman and Chief Executive Officer promotes unified leadership and direction for Pacific Biosciences, allowing for operational effectiveness and efficiencies that ensure the implementation of strategic initiatives and business plans to optimize stockholder value.

The Board believes the combined role of Chairman and Chief Executive Officer, together with the role of the Lead Independent Director, provides an appropriate balance in the Company’s leadership. The role given to the Lead Independent Director helps ensure a strong, independent and active Board. The Lead Independent Director presides over executive sessions without the presence of the non-independent directors or members of the Company’s management from time to time as deemed necessary or appropriate. The Lead Independent Director also has the authority to call meetings of the independent directors and is available for consultation or direct communication. The Board, including each of its committees, also has complete and open access to all members of management and the authority to retain independent advisors as members deem appropriate. In addition, the members of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee are independent directors, and the committee chairs regularly hold executive sessions without management, including the Chief Executive, present.

The Board’s Role in Risk Oversight

Our management has day-to-day responsibility for identifying risks facing the Company, including implementing suitable mitigating processes and controls, assessing risks in relation to Company strategies and objectives, and appropriately managing risks in a manner that serves the best interests of the Company, its stockholders, and other stakeholders. Our Board of Directors is responsible for ensuring that an appropriate culture of risk management exists within the Company and for setting the right “tone at the top,” overseeing our aggregate risk profile, and assisting management in addressing specific risks.

Generally, various committees of our Board of Directors oversee risks associated with their respective areas of responsibility and expertise. For example, our Audit Committee oversees, reviews and discusses with management and the independent accountants, our major risk exposures and the steps management has taken to monitor and mitigate those exposures. Our Compensation Committee oversees risks associated with our compensation policies, plans and practices. Our Corporate Governance and Nominating Committee oversees the management of risks associated with director independence and Board composition and organization. Management and other employees report to the Board and/or relevant committee(s) from time to time on risk-related issues.

Director Independence

Under the rules of The NASDAQ Stock Market, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the closing of its initial offering. In addition, the rules of The NASDAQ Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation and corporate governance and nominating committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under the rules of The NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that none of Messrs. Brook Byers, William Ericson, Randy Livingston and David Singer, Dr. Michael Hunkapiller and Ms. Susan Siegel, representing six of our seven directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of The NASDAQ Stock Market. Our Board of Directors also determined that Messrs. Byers, Livingston and Singer, who comprise our Audit Committee, Mr. Ericson, Dr. Hunkapiller and Ms. Siegel, who comprise our Compensation Committee, and Messrs. Byers and Singer and Ms. Siegel, who comprise our Nominating and Corporate Governance committee, satisfy the independence standards for those committees established by applicable SEC rules and the rules of The NASDAQ Stock Market. In making this determination, our Board of Directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Director Nominations

Candidates for nomination to our Board of Directors are selected by the Corporate Governance and Nominating Committee in accordance with the committee’s charter, our certificate of incorporation and bylaws, our Corporate Governance Guidelines, and the criteria adopted by the Board regarding director candidate qualifications. The Corporate Governance and Nominating Committee will evaluate all candidates in the same manner and using the same criteria, regardless of the source of the recommendation.

The Corporate Governance and Nominating Committee may retain recruiting professionals to assist in identifying and evaluating candidates for director nominees. The Corporate Governance and Nominating Committee considers factors such as character, integrity, judgment, diversity of experience (including age, gender, international background, race and professional experience), independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like. The Corporate Governance and Nominating Committee requires the following minimum qualifications to be satisfied by any nominee to the Board: the highest personal and professional ethics and integrity; proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; skills that are complementary to those of the existing Board; the ability to assist and support management and make significant contributions to the Company’s success; and an understanding of the fiduciary responsibilities that is required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

Based on the Corporate Governance and Nominating Committee’s recommendation, the Board selects director nominees and recommends them for election by our stockholders, and also fills any vacancies that may arise between annual meetings of stockholders.

The Corporate Governance and Nominating Committee will consider director candidates who are timely proposed by our stockholders in accordance with our bylaws and other procedures established from time to time by the Corporate Governance and Nominating Committee.

If you would like the Corporate Governance and Nominating Committee to consider a prospective director candidate, please follow the procedures in our bylaws and submit the candidate’s name and qualifications to: Corporate Secretary, Pacific Biosciences of California, Inc., 1380 Willow Road, Menlo Park, CA 94025.

Code of Business Conduct and Ethics

We have adopted a code of business conduct that is applicable to all of our employees, officers and directors. In addition, we have adopted a code of ethics that is applicable to our chief executive and senior financial officers. Our code of business conduct is available on the Investor Relations page of our website at www.pacificbiosciences.com.

Communication with the Board of Directors

Any stockholder wishing to communicate with any of our directors may write to the director, c/o Corporate Secretary, Pacific Biosciences of California, Inc., 1380 Willow Road, Menlo Park, CA 94025. The Corporate Secretary will forward these communications directly to the director(s). The independent directors of the Board review and approve the stockholder communication process periodically in an effort to enable an effective method by which stockholders can communicate with the Board.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board and Committee Meetings

Our Board of Directors and its committees meet throughout the year on a set schedule, hold special meetings as needed, and act by written consent from time to time. The Board of Directors met eight times during fiscal year 2010. Each director attended at least 75% or more of (a) the total number of meetings of the Board of Directors held during fiscal year 2010 and (b) the total number of meetings held by all committees of the Board of Directors on which such director served during fiscal year 2010. While we do not have a formal policy regarding director attendance at annual meetings of stockholders, we strongly encourage our directors to attend.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a corporate governance and nominating committee, each of which has the composition and the responsibilities described below. The Audit Committee, Compensation Committee and corporate governance and nominating committee all operate under charters approved by our Board of Directors, which charters are available on the Investors Relations page of our website at www.pacificbiosciences.com under “Corporate Governance.”

The following table sets forth the three standing committees of the Board of Directors, the members of each committee and the number of meetings held by each committee in fiscal year 2010:

Name of Director	Audit	Compensation	Corporate Governance Nominating
Brook Byers	✓		✓
William Ericson		✓ (Chair)
Michael Hunkapiller, PhD		✓
Randy Livingston	✓ (Chair)
Susan Siegel		✓	✓ (Chair)
David Singer	✓		✓
Number of Meetings Held During 2010:	16	20	1

Audit Committee. Our Audit Committee oversees our corporate accounting and financial reporting process and assists the Board of Directors in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee is responsible for, among other things:

•	selecting and hiring our independent auditors;

•	appointing, compensating and overseeing the work of our independent auditors;

•	approving engagements of the independent auditors to render any audit or permissible non-audit services;

•	reviewing the qualifications and independence of the independent auditors;

•	monitoring the rotation of partners of the independent auditors on our engagement team as required by law;

•	reviewing our financial statements and reviewing our critical accounting policies and estimates;

•	reviewing the adequacy and effectiveness of our internal controls over financial reporting; and

•	reviewing and discussing with management and the independent auditors the results of our annual audit, our quarterly financial statements and our publicly filed reports.

The members of our Audit Committee are Messrs. Byers, Livingston and Singer. Mr. Livingston is our Audit Committee chairman and was appointed to our Audit Committee on September 1, 2009. Our Board of Directors has determined that each member of the Audit Committee meets the financial literacy requirements under the rules of The NASDAQ Stock Market and the SEC and each of Messrs. Livingston and Singer qualifies as our Audit Committee financial experts as defined under SEC rules and regulations. Our Board of Directors has concluded that the composition of our Audit Committee meets the requirements for independence under the current requirements of The NASDAQ Stock Market and SEC rules and regulations. We believe that the functioning of our Audit Committee complies with the applicable requirements of The NASDAQ Stock Market and SEC rules and regulations. The Audit Committee met 16 times during fiscal year 2010.

Compensation Committee. Our Compensation Committee oversees our corporate compensation policies, plans and programs. The Compensation Committee is responsible for, among other things:

•	reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees;

•	reviewing and recommending compensation and the corporate goals and objectives relevant to compensation of our Chief Executive Officer;

•	reviewing and approving compensation and corporate goals and objectives relevant to compensation for executive officers other than our Chief Executive Officer;

•	evaluating the performance of our executive officers in light of established goals and objectives;

•	evaluating the performance of our executive officers in light of established goals and objectives;

•	developing in consultation with our Board of Directors and periodically reviewing a succession plan for our Chief Executive Officer; and

•	administering our equity compensations plans for our employees and directors.

The members of our Compensation Committee are Mr. Ericson, Dr. Hunkapiller and Ms. Siegel. Mr. Ericson is the chairman of our Compensation Committee. Our Board of Directors has determined that each member of our Compensation Committee is independent within the meaning of the independent director guidelines of The NASDAQ Stock Market. We believe that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with, any applicable requirements of The NASDAQ Stock Market and SEC rules and regulations. The Compensation Committee met 20 times during fiscal year 2010.

Our Compensation Committee and our Board of Directors have approved a succession plan for our Chief Executive Officer.

Corporate Governance and Nominating Committee. Our corporate governance and nominating committee oversees and assists our Board of Directors in reviewing and recommending corporate governance policies and nominees for election to our Board of Directors. The corporate governance and nominating committee is responsible for, among other things:

•	evaluating and making recommendations regarding the organization and governance of the Board of Directors and its committees;

•	assessing the performance of members of the Board of Directors and making recommendations regarding committee and chair assignments;

•	recommending desired qualifications for Board of Directors membership and conducting searches for potential members of the Board of Directors; and

•	reviewing and making recommendations with regard to our corporate governance guidelines.

The members of our corporate governance and nominating committee are Messrs. Byers and Singer and Ms. Siegel. Mr. Singer is the chairman of our corporate governance and nominating committee. Our Board of Directors has determined that each member of our corporate governance and nominating committee is independent within the meaning of the independent director guidelines of The NASDAQ Stock Market. Our corporate governance and nominating committee met once in fiscal year 2010.

Our Board of Directors may from time to time establish other committees.

Director Compensation

The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our Board of Directors for the fiscal year ended December 31, 2010. The table excludes Mr. Martin, who is a named executive officer and did not receive director compensation in the fiscal year ended December 31, 2010.

Name	Fees earned or paid in cash ($)	Option awards ($)(1)(3)	Total ($)
Brook Byers	$50,000	$213,560	$263,560
William Ericson	$64,000	$213,560	$277,560
Michael Hunkapiller, PhD	$42,000	$213,560	$255,560
Susan Siegel	$47,000	$215,027	$262,027
David Singer	$55,000	$213,560	$268,560
Randy Livingston	$90,000	$213,560	$303,560

(1)	Amounts shown represent the aggregate grant date fair value of the option awards computed in accordance with FASB Topic ASC 718. These amounts do not correspond to the actual value that will be recognized by the directors. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our financial statements.
(2)	The aggregate number of shares subject to stock options outstanding at December 31, 2010 for each director is as follows:

Name	Aggregate Number (#) of Stock Options Outstanding as of December 31, 2010
Brook Byers	25,000
William Ericson	25,000
Michael Hunkapiller, PhD	25,000
Susan Siegel	91,900
David Singer	25,000
Randy Livingston	65,000

Non-employee directors receive an annual retainer of $35,000. The chair of our Audit Committee is paid an additional annual retainer of $20,000, and members of our Audit Committee other than the chair are paid an additional annual retainer of $10,000. The chair of our Compensation Committee is paid an additional annual retainer of $14,000, and members of our Compensation Committee other than the chair are paid an additional annual retainer of $7,000. The chair of our corporate governance and nominating committee is paid an additional annual retainer of $10,000, and members of our corporate governance and nominating committee other than the chair are paid an additional annual retainer of $5,000. Our lead independent director is paid an additional annual retainer of $15,000.

Our outside director equity compensation policy is intended to formalize the granting of equity compensation to our non-employee directors under the 2010 Outside Director Equity Incentive Plan. The policy provides for automatic and nondiscretionary grants of nonstatutory stock options subject to the terms and conditions of the policy and the 2010 Outside Director Equity Incentive Plan.

Under the policy, in connection with our initial public offering, each non-employee director serving on our Board of Directors at the time of the offering was automatically granted an option to purchase 25,000 shares of our common stock at $16.00 per share, except that Susan Siegel received a pro-rated option to purchase 16,484 shares of our common stock, as prior to the adoption of this policy, during 2010 Ms. Siegel had received a grant to purchase 10,416 shares at $13.42 per share. Each non-employee director who first becomes a non-employee director following our initial public offering will be automatically granted a stock option to purchase 25,000 shares of our common stock on the date such person first becomes a non-employee director. A director who is an employee and who ceases to be an employee, but who remains a director will not receive such an initial award.

In addition, each non-employee director will be automatically granted an annual stock option to purchase 12,500 shares of our common stock on the date of each annual meeting beginning on the date of the first annual meeting that is held at least four months after such non-employee director received his or her initial award, provided such non-employee director continues to serve as a director through such date. Our Audit Committee chairperson will also be automatically granted an additional annual stock option to purchase 5,000 shares of our common stock on the date of each annual meeting beginning on the date of the first annual meeting that is held at least four months after such Audit Committee chairperson received his or her initial award.

The exercise price of all stock options granted pursuant to the policy will be equal to the fair market value of our common stock on the date of grant. The term of all stock options will be 10 years. Subject to the adjustment provisions of the 2010 Outside Director Equity Incentive Plan, initial awards, including such awards granted in connection with this offering, will vest over three years, with one third of the shares subject to the option vesting on the one year anniversary of the date of grant, and the remaining shares vesting monthly over the following two years, provided such non-employee director continues to serve as a director through each vesting date. Subject to the adjustment provisions of the 2010 Outside Director Equity Incentive Plan, the annual awards, including the additional annual awards to our Audit Committee chairperson, will vest monthly over one year, provided such non-employee director continues to serve as a director through each vesting date.

The administrator of the 2010 Outside Director Equity Incentive Plan in its discretion may change or otherwise revise the terms of awards granted under the outside director equity compensation policy.

In the event of a “change in control,” as defined in our 2010 Outside Director Equity Incentive Plan, with respect to awards granted under the 2010 Outside Director Equity Incentive Plan to non-employee directors, the participant non-employee director will fully vest in and have the right to exercise awards as to all shares underlying such awards and all restrictions on awards will lapse, and all performance goals or other vesting criteria will be deemed achieved at 100% of target level and all other terms and conditions met.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our Certificate of Incorporation provides for a classified Board of Directors. Each person elected as a Class I director at the Annual meeting will serve for a three-year term expiring on the date of the 2014 annual meeting of stockholders. Our Board of Directors has nominated Hugh Martin, Brook Byers and Susan Siegel for election as Class I directors at the Annual Meeting. The three nominees receiving the highest number of votes will be elected at the Annual Meeting. In the event a nominee is unable or declines to serve as a director, the proxies will be voted at the Annual Meeting for any nominee who may be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director. Each Class I director will serve until the Company’s 2014 Annual Meeting of Stockholders and until he or she is succeeded by another qualified director who has been elected, or, if earlier, until his or her death, resignation or removal. Each Class I director nominee is currently a director of the Company and is standing for re-election.

Information regarding our Class I nominees, as well as directors not up for election at the Annual meeting are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
Class I Director Nominees
Hugh C. Martin	57	Chairman, Chief Executive Officer and President of Pacific Biosciences of California, Inc.	2004
Brook Byers	65	Managing Partner of Kleiner Perkins Caufield & Byers	2004
Susan Siegel	51	General Partner of Mohr Davidow Ventures	2006

Class II Directors (term expires 2012)
Michael Hunkapiller, PhD	62	General Partner of Alloy Ventures	2005
Randy Livingston	57	Vice President for Business Affairs and Chief Financial Officer of Stanford University	2009
Class III Directors (term expires 2013)
William Ericson	52	Managing Partner of Mohr Davidow Ventures	2004
David Singer	48	Limited Partner of Maverick Capital Ltd.	2006

There is no family relationship among any of the nominees, directors and/or any of our executive officers. Our executive officers serve at the discretion of the Board. Further information about our directors, including each of the Class I director nominees, is provided below.

Hugh C. Martin has served as our Chairman, Chief Executive Officer, President and a member of our Board of Directors since joining us in 2004. From 2003 to 2004, Mr. Martin was a chief executive officer coach at Kleiner Perkins Caufield & Byers. From 1998 to 2002, Mr. Martin was chairman, president and chief executive officer of ONI Systems, a high-speed optical telecommunications company he founded. Mr. Martin served on the board of directors of Infinera Corporation from July 2003 to June 2009. Mr. Martin holds a B.S. degree in Electrical Engineering from Rutgers University. We believe that Mr. Martin possesses specific attributes that qualify him to serve as a member of our Board of Directors, including the perspective and experience he brings as our Chief Executive Officer and his experience as a seasoned executive with a 25-year track record managing companies bringing leading edge technologies to market and managing high growth businesses.

William Ericson has been a member of our Board of Directors since 2004 and our Lead Independent Director since 2010. Mr. Ericson is a Managing Partner at Mohr Davidow Ventures a venture capital firm. He joined Mohr Davidow Ventures in 2000 after more than a decade of working closely with entrepreneurs to start and build innovative businesses in the role of lawyer, board member, entrepreneur and investor, and has led Mohr Davidow Ventures’s focus on personalized medicine investing since 2003. Mr. Ericson holds a B.S.F.S. from Georgetown University School of Foreign Service and a J.D. from Northwestern University School of Law. We believe that Mr. Ericson possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience with multiple companies in the life sciences industry and his focus on companies with molecular diagnostic platforms that will enable the vision of personalized medicine.

Brook Byers has been a member of our Board of Directors since 2004. Mr. Byers has been a venture capital investor since 1972 and is a Managing Partner of Kleiner Perkins Caufield & Byers. He has been closely involved with more than 50 new technology-based ventures, many of which have already become public companies. He formed the first life sciences practice group in the venture capital profession in 1984 and led Kleiner Perkins Caufield & Byers to become a premier venture capital firm in the medical, healthcare and biotechnology sectors. Currently, Mr. Byers serves on the board of directors of Genomic Health, Inc. and seven private companies. Mr. Byers holds a B.S. degree in Electrical Engineering from the Georgia Institute of Technology and an M.B.A from Stanford University. We believe that Mr. Byers possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience with growing multiple companies in the life sciences industry and his leadership in personalized medicine initiatives.

Michael Hunkapiller, PhD has been a member of our Board of Directors since 2005. Since November 2004, Dr. Hunkapiller has been a General Partner at Alloy Ventures, or Alloy, a venture capital firm. Prior to Alloy, Dr. Hunkapiller spent 21 years at Applied Biosystems. At Applied Biosystems, he held various positions, most recently serving as president and general manager. Dr. Hunkapiller holds a PhD in Chemical Biology from the California Institute of Technology and a B.S. in Chemistry from Oklahoma Baptist University. We believe that Dr. Hunkapiller possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience at Applied Biosystems, where he helped grow the company from a startup to a public company with almost $2 billion in annual revenue, leading groundbreaking innovations, including the development of the automated DNA sequencing systems used to sequence the human genome. He is member of the National Academy of Engineering.

Randy Livingston has been a member of our Board of Directors since 2009. He has served as Vice President for Business Affairs and Chief Financial Officer of Stanford University since March 2001. Before joining Stanford, Mr. Livingston served as the executive vice president, chief financial officer and a director of OpenTV Corp. from 1999 to 2001. Before joining OpenTV in 1999, Mr. Livingston served as a consultant and part-time chief financial officer for Silicon Valley technology companies with such diverse specialties as genomics, Internet commerce, medical devices, chemical synthesis and enterprise software. Previously, he was director of corporate development at Apple Computer and chief financial officer for Taligent, a 400-employee Apple-IBM-Hewlett-Packard joint venture system software company. Mr. Livingston currently serves as a director of Genomic Health, Inc. and eHealth, Inc. Mr. Livingston holds a B.S. in Mechanical Engineering and an M.B.A. from Stanford University. We believe that Mr. Livingston possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his executive experience and his financial and accounting expertise with public companies.

Susan Siegel has been a member of our Board of Directors since 2006. Since March 2007, she has been a General Partner at Mohr Davidow Ventures, where she leads investments in life sciences, healthcare and personalized medicine. From April 1998 to April 2006, Ms. Siegel was at Affymetrix, Inc. where she served as President and as a member of the board of directors. Ms. Siegel led Affymetrix through its commercial growth to approximately $400 million in revenues, rewarding shareholders with a multi-billion dollar market cap. Ms. Siegel holds a B.S. in Biology from the University of Puerto Rico and a M.S. in Biochemistry and Molecular Biology from Boston University Medical School. We believe that Ms. Siegel possesses specific attributes that qualify her to serve as a member of our Board of Directors, including her experience of growing biotechnology companies for over 25 years by bringing key enabling technologies to the forefront of biomedical research and healthcare, and for her pioneering leadership in personalized medicine.

David Singer has been a member of our Board of Directors since 2006. Since 2004, Mr. Singer has been a Limited Partner at Maverick Capital Ltd., a private investment firm, where he is responsible for the firm’s private investments globally. Previously Mr. Singer was an entrepreneur, acting as the founding President and Chief Executive Officer of three healthcare companies, including Affymetrix, Inc. He currently serves on a number of private company boards and previously served on the board of directors of Affymetrix from 1993 to June 2008, Concept Therapeutics from 1998 to June 2008, and Oscient Pharmaceuticals from February 2004 to June 2006, and has served as the senior financial officer of two publicly traded companies. Mr. Singer holds a B.A. from Yale University and an M.B.A. from Stanford University. We believe that Mr. Singer possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his executive experience and his financial and accounting experience with both public and private companies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL THREE CLASS I DIRECTOR NOMINEES TO SERVE AS CLASS I DIRECTORS.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

We have adopted a formal written policy that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock and any member of the immediate family of any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, subject to the pre-approval exceptions described below. If advance approval is not feasible then the related party transaction will be considered at the Audit Committee’s next regularly scheduled meeting. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Our Board of Directors has delegated to the chair of our Audit Committee the authority to pre-approve or ratify any request for us to enter into a transaction with a related party, in which the amount involved is less than $120,000 and where the chair is not the related party. Our Audit Committee has also reviewed certain types of related party transactions that it has deemed pre-approved even if the aggregate amount involved will exceed $120,000 including, employment of executive officers, director compensation, certain transactions with other organizations, transactions where all stockholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services. All of the transactions described below were entered into prior to the adoption of this policy.

Related Party Transactions

In fiscal 2010, we were party to the following transactions in which the amount involved exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest.

Sales of Series F Convertible Preferred Stock

During June 2010 and July 2010, we issued and sold an aggregate of 7,132,887 shares of our Series F convertible preferred stock at a per share price of $15.26, for aggregate consideration of approximately $109 million. We believe that the terms obtained and consideration received in connection with the Series F financing are comparable to terms available and the amounts we would have received in an arm’s-length transaction.

The table below summarizes purchases of shares of our Series F convertible preferred stock by our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of or any entities affiliated with any of the foregoing persons. In connection with these sales, we granted the purchasers certain registration rights with respect to their securities. Each outstanding share of our convertible preferred stock converted automatically into one share of our common stock upon the closing of our initial public offering.

Purchaser	Shares of Series F convertible preferred stock	Aggregate purchase price
Gen-Probe Incorporated	3,276,540	$50,000,000
Entities affiliated with Mohr Davidow Ventures(1)	262,123	3,999,997
KPCB Holdings, Inc.(2)	235,229	3,589,594
Entities affiliated with Maverick Capital Ltd(3)	498,781	7,611,406
Entities affiliated with Alloy Ventures(4)	39,318	600,000
Entities affiliated with Blackstone Cleantech Venture Partners L.P.(5)	982,961	15,000,000
Entities affiliated with Deerfield Partners(6)	288,694	4,405,470
Intel Capital Corporation	98,296	1,499,997
The Wellcome Trust Limited, trustee of The Wellcome Trust	237,947	3,631,071
Brook Byers	3,362	51,304

Total	5,923,251	$90,388,839

(1)	Consists of 262,123 shares held by MDV VII, L.P. as nominee for MDV VII, L.P., MDV VII Leaders’ Fund, L.P., MDV ENF VII(A), L.P. and MDV ENF VII(B), L.P. William Ericson, an affiliate of MDV VII, L.P., is a member of our Board of Directors. Susan Siegel is a general partner of MDV, but is not an affiliate of MDV VII, L.P.
(2)	Brook Byers, an affiliate of KPCB Holdings, Inc., is a member of our Board of Directors.
(3)	Consists of 334,061 shares held by Maverick II Private Investments, Ltd. and 164,720 shares held by Maverick USA Private Investments, LLC. David Singer, an affiliate of Maverick Capital Ltd., is a member of our Board of Directors.
(4)	Consists of 19,659 shares held by Alloy Ventures 2005, L.P., 19,142 shares held by Alloy Ventures 2002, L.P. and 517 shares held by Alloy Partners 2002, L.P. Michael Hunkapiller, an affiliate of Alloy Ventures, is a member of our Board of Directors.
(5)	Consists of 6,681 shares held by Blackstone Family Cleantech Investment Partnership L.P., 63,273 shares held by Blackstone Family Cleantech Investment Partnership SMD L.P., 283,420 shares held by Blackstone Tenex L.P. and 629,587 shares held by Blackstone Cleantech Venture Partners L.P.
(6)	Consists of 178,124 shares held by Deerfield Private Design International, L.P. and 110,570 shares held by Deerfield Private Design Fund, L.P.

Investor Rights Agreement

Certain holders of our convertible preferred stock are entitled to certain registration rights with respect to the common stock issued or issuable upon conversion of the convertible preferred stock.

Collaboration Agreement

In June 2010, we entered into a collaboration agreement with Gen-Probe Incorporated, or Gen-Probe, a holder of more than 5% of our convertible preferred stock, regarding the research and development of instruments integrating our SMRT technologies and Gen-Probe’s sample preparation technologies for use in clinical diagnostics. Subject to customary termination rights, the initial term of the collaboration will end on the earlier of (i) December 15, 2012 and (ii) six months after we achieve certain development milestones. During the collaboration period, each party will be free to sell instrument systems that incorporate its own technology but, subject to limited exceptions, neither party may jointly develop integrated sequencing systems for clinical diagnostics with any third party nor license its technology to any third party for such use. In addition, the collaboration agreement provides each party with preferred access to certain products of the other party when commercially available, both during and after the collaboration period. We are not currently able to estimate the dollar amount involved in potential transactions with Gen-Probe as the collaboration pertains to future products and applications that have not been developed.

Stanford University

One of our directors, Randy Livingston, is the Vice President for Business Affairs and Chief Financial Officer of Stanford University. Stanford University ordered a limited production release version of our instrument. Our Board of Directors has reviewed and discussed this related party transaction and has determined that it is not a bar to Mr. Livingston’s independent director status.

Employment of Related Persons

We employ Roger Martin as our Senior Director, Quality, who is the brother of Hugh Martin, our President, Chief Executive Officer and Chairman. Mr. Roger Martin’s compensation totaled $188,815 in 2010 and his current annual base salary is $191,475. On June 10, 2009, Mr. Roger Martin was granted an option to purchase 22,500 shares of our common stock at an exercise price per share of $5.64. Twenty-five percent of such options vested on June 2, 2010, and the remaining shares vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter, subject to continued service with us. As of December 31, 2010, 9,937 shares subject to such option had vested. We believe that Mr. Roger Martin’s compensation, which is reviewed by the Compensation Committee, is comparable with compensation paid to other employees with similar levels of responsibility and years of experience.

We employ Kathryn Keho as our Senior Manager, Scientific Collaborations, who is the daughter of Dr. Michael Hunkapiller, a member of our Board of Directors. Ms. Keho’s compensation totaled $133,919 in 2010 and her current annual base salary is $190,000. On February 1, 2010, Ms. Keho was granted an option to purchase 5,000 shares of our common stock at an exercise price per share of $8.50. Twenty percent of such options vested on June 1, 2010, and the remaining shares vest at a rate of 1/60th of the total number of shares subject to the option each month thereafter, subject to continued service with us. We believe that Ms. Keho’s compensation, which is reviewed by the Compensation Committee, is comparable with compensation paid to other employees with similar levels of responsibility and years of experience.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2011 with respect to the beneficial ownership of the our common stock by (i) each person the Company believes beneficially holds more than 5% of the outstanding shares of the Company’s common stock based solely on the Company’s review of SEC filings; (ii) each director and nominee; (iii) each named executive officer listed in the table entitled “Summary Compensation Table” under the section entitled “Executive Compensation”; and (iv) all directors and executive officers as a group. As of March 31, 2011, 52,896,937 shares of our common stock were issued and outstanding. Unless otherwise indicated, all persons named as beneficial owners of the our common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. Unless otherwise noted below, the address of each stockholder listed on the table is c/o Pacific Biosciences of California, Inc., 1380 Willow Road, Menlo Park, California 94025.

	Shares of Common Stock Beneficially Owned
Name and address of beneficial owner	Shares	Percentage
5% Stockholders:
Entities affiliated with Mohr Davidow Ventures(1)	4,598,397	8.7%
KPCB Holdings, Inc.(2)	3,317,378	6.3%
Entities affiliated with Maverick Capital Ltd.(3)	3,493,333	6.6%
Samana Capital, LP(4)	3,402,000	6.2%
Gen-Probe Incorporated(5)	3,276,540	6.2%

Named executive officers and directors:
Brook Byers(6)	3,364,788	6.4%
William Ericson(7)	4,598,397	8.7%
Michael Hunkapiller, PhD(8)	2,637,246	5.0%
Susan Siegel(9)	65,000	*
David Singer	—	*
Randy Livingston(10)	40,000	*
Hugh C. Martin(11)	1,600,023	3.0%
Susan K. Barnes(12)	375,000	*
Stephen Turner, PhD(13)	1,403,063	2.7%
Michael Phillips(14)	357,474	*
All directors and executive officers as a group (10 people)(15)	14,440,991	27.3%

(*)	Represents beneficial ownership of less than 1%.
(1)	Includes (i) 4,311,179 shares held of record by MDV VII, L.P. as nominee for MDV VII, L.P., MDV VII Leaders’ Fund, L.P., MDV ENF VII(A), L.P. and MDV ENF VII(B), L.P.; (ii) 345,722 shares held of record by MDV VII Leaders’ Fund, L.P.; and (iii) 139,496 shares held by MDV ENF VII(A), L.P. and MDV ENF VII(B), L.P. The address of these entities is c/o Mohr Davidow Ventures, 3000 Sand Hill Road, Building 3, Suite 290, Menlo Park, CA 94025. Jon Feiber, Bill Ericson, Nancy Schoendorf and Erik Straser have shared voting and investment powers with respect to the shares, and each disclaims beneficial ownership except to the extent of any pecuniary interest therein.
(2)

Includes 3,235,533 shares of common stock held by Kleiner Perkins Caufield & Byers XI-A, L.P. and 81,845 shares of common stock held by Kleiner Perkins Caufield & Byers XI-B, L.P. The shares are held for convenience in the name of “KPCB Holdings, Inc. as nominee” for the account of entities affiliated with Kleiner Perkins Caufield & Byers and other individuals and entities that each exercises its own voting and dispositive control over the shares for its own account. KPCB Holdings, Inc. has no voting, dispositive or pecuniary interest in any such shares. The address for these entities is 2750 Sand Hill Road, Menlo Park, CA 94025. Brook Byers, John Doerr, Joseph Lacob, Raymond Lane, Ted Schlein and Russ Siegelman have shared voting and investment powers with respect to the shares, and each disclaims beneficial ownership except to the extent of any pecuniary interest therein.

(3)	Based on information obtained from Maverick Capital, Ltd. on April 20, 2011. Maverick Capital, Ltd. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, has beneficial ownership of the shares held by various institutional investors through the investment discretion it exercises over such accounts. Maverick Capital Management, LLC is the general partner of Maverick Capital, Ltd. Lee S. Ainslie III is the manager of Maverick Capital Management, LLC and is granted sole investment discretion pursuant to Maverick Capital Management, LLC’s regulations.
(4)	Includes 3,402,000 shares reported by Samana Capital, L.P on October 27, 2010. The address of this entity is Samana Capital, L.P., 35 Ocean Reef Drive , Suite 142, Key Largo, Florida 33037
(5)	Includes 3,276,540 shares held of record by Gen-Probe Incorporated. The address of this entity is 10210 Genetic Center Drive, San Diego, CA 92121. Carl W. Hull, Gen-Probe’s President and Chief Executive Officer, exercises voting power over such shares. Gen-Probe’s board of directors, comprised of Henry L. Nordhoff, Armin M. Kessler, John W. Brown, Carl W. Hull, John Martin, Lucy Shapiro, Abraham D. Sofaer, Brian A. McNamee and Phillip M. Schneider, exercises dispositive power over the shares. The board of directors of Gen-Probe acts by majority vote and no one member may act individually to sell these securities. Each disclaims beneficial ownership of the shares except to the extent of any pecuniary interest less than 5% therein.
(6)	Includes 3,317,378 shares held by entities affiliated with Kleiner Perkins Caufield & Byers (see Footnote (2)) where Mr. Byers is a Managing Director. Mr. Byers disclaims beneficial ownership of any shares held by entities affiliated with Kleiner Perkins Caufield & Byers except to the extent of his pecuniary interest therein.
(7)	Includes 4,598,397 shares held of record by funds affiliated with Mohr Davidow Ventures where Mr. Ericson is a Managing Director. Mr. Ericson disclaims beneficial ownership of any shares held of record by funds affiliated with Mohr Davidow Ventures except to the extent of his pecuniary interest therein.
(8)	Includes 2,637,246 shares held of record by funds affiliated with Alloy Ventures where Dr. Hunkapiller is a General Partner. Dr. Hunkapiller disclaims beneficial ownership of any shares held of record by funds affiliated with Alloy Ventures except to the extent of his pecuniary interest therein.
(9)	Includes 65,000 shares issuable upon exercise of options exercisable within 60 days after July 31, 2010. Susan Siegel is not affiliated with any of funds affiliated with Mohr Davidow Ventures that have invested in us.
(10)	Includes 40,000 shares issuable upon exercise of options exercisable within 60 days after July 31, 2010.
(11)	Includes (i) 244,870 shares held of record by Mr. Martin, of which 109,379 are subject to repurchase by the company; (ii) 417,901 shares held of record by Hugh Martin Trust UAD 07/14/09; and (iii) 937,252 shares issuable upon exercise of options exercisable within 60 days after July 31, 2010.
(12)	Includes (i) 47,058 shares held of record by Ms. Barnes, all of which are subject to repurchase by the Company and (ii) 327,942 shares issuable upon exercise of options exercisable within 60 days after July 31, 2010.
(13)	Includes (i) 1,085,251 shares held of record by Stephen W. and Andrea P. Turner, Tenants by the Entirety; (ii) 7,812 shares held of record by Andrea Turner; and (iii) 310,000 shares issuable upon exercise of options exercisable within 60 days after July 31, 2010.
(14)	Includes (i) 133,312 shares held of record by Mr. Phillips and (ii) 224,162 shares issuable upon exercise of options exercisable within 60 days after July 31, 2010.
(15)	Includes 1,904,356 shares issuable upon exercise of options held by our current executive officers and directors exercisable within 60 days after July 31, 2010.

EXECUTIVE OFFICERS

Biographical data for each of our current executive officers is set forth below, excluding Mr. Martin’s biography, which is included under the heading “Proposal 1 – Election of Directors” above.

Executive Officers

Susan K. Barnes, age 57, joined us in February 2010 as our Senior Vice President and Chief Financial Officer and was promoted to Executive Vice President and Chief Financial Officer in December 2010. From 1997 to 2005, she was senior vice president, finance and chief financial officer of Intuitive Surgical, Inc. Ms. Barnes served on several boards of directors of public and private companies, including Northstar Neuroscience, Inc. from February 2006 to December 2009, where she also served as Audit Committee chair, and RAE Systems from September 2004 to May 2006, where she served as chair of the Audit Committee. Ms. Barnes holds an A.B. from Bryn Mawr College and an M.B.A. from the Wharton School, University of Pennsylvania.

Stephen Turner, PhD, age 43, co-founded Pacific Biosciences in July 2000. Dr. Turner served as our President and Chief Executive Officer from the company’s inception until March 2004, when he assumed his current role as our Chief Technology Officer. He served as a member of our Board of Directors from inception until July 2010. Prior to founding the company Dr. Turner contributed to the establishment of the Nanobiotechnology Center at Cornell University in January 2000. Dr. Turner holds a PhD in Physics from Cornell University. He received a B.S. degree in Applied Mathematics, Electrical Engineering and Physics from the University of Wisconsin, Madison.

Michael Phillips, age 61, joined Pacific Biosciences in April 2005 as our Vice President of Product Development and since February 2010 has served as our Senior Vice President of Research and Development. Prior to joining us, Mr. Phillips held various management roles at Applied Biosystems spanning research and development, test, manufacturing operations and service support from 1986 to April 2005. His most recent position at Applied Biosystems was Senior Director, Research and Development. Mr. Phillips earned a B.S. degree in Bacteriology from the University of California, Davis.

EXECUTIVE COMPENSATION

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee consists of three Non-Employee Directors: Mr. Ericson, Dr. Hunkapiller and Ms. Siegel, each of whom the Board has determined is independent under the applicable NASDAQ rules. The Compensation Committee has duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at http://investor.pacificbiosciences.com/governance.cfm.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the following section entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting.

Members of the Compensation Committee

William Ericson, Chairman

Michael Hunkapiller, Ph.D.

Sue Siegel

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2010 and 2011 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this discussion.

Overview

Our compensation program is overseen and administered by the Compensation Committee. The Compensation Committee’s goal is to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive and remains aligned with creating value for our stockholders. Our compensation program is designed to attract talented individuals to lead, manage and operate all aspects of our business and reward and retain those individuals who continue to meet our high expectations over time. Our executive compensation program combines short- and long-term components, cash and equity in amounts and proportions that we believe are most appropriate to incentivize and reward our executive officers for achieving our objectives. Our executive compensation program is also intended to make us competitive in our industry, where there is considerable competition for talented executives.

Objectives and Principles of Our Executive Compensation

The guiding principle in the development of our compensation strategy is to create and nurture a pay-for-performance culture, where exceptional company and individual performance contributions to enhancing stockholder value has the potential to be matched with appropriate financial rewards for the whole compensation package. The objectives of our compensation program are:

•	to align compensation practices with the creation of long-term value for our stockholders;

•	to attract the best and brightest employees;

•	to motivate successful execution of our corporate objectives;

•	to ensure that broad-based compensation programs are aligned with company objectives that when achieved will lead to an increase in value for our stockholders; and

•	to ensure retention of key staff.

Our current compensation programs consist primarily of salary, incentive bonuses and stock options for our executive officers. We anticipate increasing the flexibility and elements of our compensation structure going forward, while striving to maintain transparency, simplicity and a clear pay-for-performance orientation. As our needs evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require, and we will review executive compensation annually. We anticipate making new equity awards and adjustments to the components of our executive compensation program in connection with our yearly compensation review, which will be based, in part, upon the market analysis performed by the compensation consultant retained by our Compensation Committee, Radford, an AON Hewitt Consulting Company.

Role of Compensation Consultant

Our Compensation Committee has selected and retained Radford as its compensation consultant to advise the Compensation Committee in matters related to executive compensation and broader employee compensation programs, including the prevailing market compensation environment, appropriate peer companies, compensation survey data, and compensation trends. Radford reports directly to the Committee and the committee maintains sole authority to direct Radford’s work. Radford provides general observations regarding our compensation programs, however does not determine or recommend the amount or form of compensation for our named executive officers.

Role of Executive Officers in Compensation Decisions

For executive officers other than our Chief Executive Officer, our Compensation Committee has historically sought and considered input from our Chief Executive Officer regarding such executive officers’ responsibilities, performance and compensation. Specifically, our Chief Executive Officer recommends base salary increases and equity award levels that are used throughout our compensation plans, and advises our Compensation Committee regarding the compensation program’s ability to attract, retain and motivate executive talent. Our Compensation Committee considers our Chief Executive Officer’s recommendations, and approves the specific compensation for all the executive officers. Our Compensation Committee meets in executive session, without our Chief Executive Officer, when discussing or making recommendations regarding his compensation. Our Compensation Committee applies a pay-for-performance philosophy when setting compensation for our Chief Executive Officer similar to that used for all of our executive officers. Our Compensation Committee discusses with the Chief Executive Officer the core operational and financial metrics to drive the business forward, and how various forms of variable and incentive compensation can be applied at the executive level to achieve our goals. When setting the structure of compensation for Mr. Martin, our Compensation Committee considers the balance between near-term and long-term performance in structuring Mr. Martin’s compensation. Mr. Martin does not participate in the determination of his compensation, which is under the purview of the Compensation Committee which makes recommendations regarding the Chief Executive’s compensation for the consideration and approval of our Board of Directors.

Peer Group

During 2010 we selected, in consultation with Radford, a peer group of comparable technology and life sciences companies. In selecting our peer group we endeavored to identify companies with similar industry and operating characteristics as ours including:

•	industry focus on technology and/or life sciences;

•	located near life sciences/technology hub markets; and

•	employee base of 200 to 1,000 staff members reflecting organizational complexity and scope of the roles.

In addition, while we have not yet booked revenue, we matched ourselves against companies with annual revenue between $100,000,000 and $500,000,000. Although we have not yet realized revenues from commercial sales of our products, the complexity of our operations, markets we plan to address, and staffing levels compares to peers with revenues in the identified range.

We also considered the practices of the peer group with a focus on the compensation arrangements, plans and practices of the companies that had gone public in the past three years to ensure our practices are in line with current industry standards.

Our 2010 peer group includes the following companies:

3PAR, Inc.	Cepheid	Illumina Inc.
Affymetrix, Inc.	Dionex Corporation	Infinera Corporation
Aruba Networks, Inc.	Entropic Communications, Inc.	Intuitive Surgical
Bigband Networks, Inc.	Fortinet, Inc.	Life Technologies Corporation
Caliper Life Sciences Inc.	Genomic Health Inc.	Opnext, Inc.
Cavium Networks, Inc.	Genoptix, Inc.	Riverbed Technology, Inc.
Celera Corporation	Gen-Probe Incorporated	Sequenom, Inc.

Under the direction and oversight of our Compensation Committee, Radford provided competitive market data obtained from compensation surveys and proxy data to review our compensation programs and identify trends in executive and equity compensation. Radford considers the 25th to 75th percentiles of benchmark data to be a competitive range. Our Compensation Committee considered the data provided by Radford in evaluating each element of our total executive compensation.

We believe that the practices of the companies in the analyses we reviewed provide us with appropriate compensation benchmarks as many of these companies have similar organizational structures and tend to compete with us for executives. We work within the general framework of this market-competitive philosophy to determine each component of an executive’s compensation package based on numerous factors, including:

•	the demand for the particular skill sets we need within the marketplace;

•	performance goals and other expectations for the position and the individual;

•	the individual’s background and relevant expertise, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons at the companies that participate in the surveys that we review; and

•	comparison to other executives within our company having similar levels of expertise and experience.

Components of Our Executive Compensation Program

The components of our executive compensation program through 2010 have consisted primarily of base salaries, incentive bonuses, equity awards and broad-based benefits programs. We combine short-term compensation components, namely base salaries and incentive bonuses with long-term equity incentive compensation components to provide an overall compensation structure that is designed to financially reward executives for creating additional value for our shareholders, attract and retain key executives and provide incentive for the achievement of short- and long-term corporate objectives. The Compensation Committee and the Board of Directors believe these elements are appropriate components of executive compensation and are consistent in the technology and life sciences industries. We do not provide a pension plan for our employees and none of our named executive officers participated in a nonqualified deferred compensation plan during the year ended December 31, 2010.

Base Salary

Base salaries are used to reward our executive officers for serving as the senior members of our management team based on their service and experience.

In determining appropriate base salaries for executives other than our Chief Executive in 2010, the Compensation Committee considered the 50th percentile of the benchmark data and made subjective assessments of each executive officer’s position, experience, responsibilities and performance. As a result of these considerations, the Compensation Committee set annual base salaries for our named executive officers at approximately the 50th percentile of comparable company data for 2010 and for 2011.

Our Chief Executive, Mr. Martin’s base salary for 2010 was set at $300,000, which is below the 25th percentile of the benchmark data. Our Compensation Committee and Board believe Mr. Martin’s compensation should be closely aligned to enhancing shareholder value and, to achieve such alignment, a substantial portion of Mr. Martin’s compensation should be structured as a longer-term equity incentive. Mr. Martin’s base salary for 2011 will remain unchanged at $300,000.

Incentive Bonus

Incentive bonuses, structured as a percentage of base salary, are intended to correlate executive compensation with the development of stockholder value through the achievement of important corporate objectives. The achievement of such objectives provides our executive officers the opportunity to earn total cash compensation at approximately the 50th percentile of the benchmark data.

During the first half of 2010, cash bonuses were awarded to our executive officers, other than our Chief Executive, based on individually determined amounts and payment structures. During the second half of 2010 we initiated a cash incentive bonus program for our senior management, including our executive officers, other than our Chief Executive. For the second half of 2010, we tied incentive bonuses paid to the achievement of a fiscal 2010 goal necessary relating to customer deliveries of our limited production release versions of the PacBio RS. To foster teamwork, the incentive bonuses of all of our executive officers, other than our Chief Executive, were tied to the same goal. The 2010 goal to which executive bonuses were tied, was achieved resulting in a payout of 100% of the potential bonus during early 2011.

For 2011, incentive bonuses for our senior management, including our executive officers, will be based on the achievement of corporate operational and financial metrics as well as goals specific to each executive’s functional area(s) that directly relate to, and are consistent with, the corporate objectives. Sixty percent of each executive’s bonus will be based on the Company’s achievement of corporate goals, while the remaining 40% of each bonus will be based on achievement of goals specific to each executive. The goals and objective we have established are aggressive, but attainable, and are based on goals we believe align the compensation of our senior management team and executives with the creation of additional value for our stockholders. The 2011 incentive bonuses have a minimum threshold of achievement, below which 2011 incentives will not be paid. Full achievement of corporate and personal goals and objectives would result in the potential payment of 35% to 50% of an executive’s base salary.

Our Chief Executive, Mr. Martin, was eligible for and received a cash bonus of $58,333 during 2010, reflecting the 2009 achievement of and progress towards certain major goals set by our Board of Directors relating to conserving cash, product development timelines and developing and executing market strategies. Mr. Martin did not participate in a 2010 cash incentive bonus program and will not receive a 2011 cash incentive bonus.

Equity Incentives.

We believe that equity grants align the interests of our key employees with the development of long-term value for our stockholders. Our equity-based incentives, generally comprised of options to purchase shares of our common stock, are subject to vesting over four or five years that incent our executive officers and key employees to remain in our employ during the vesting period. During 2010, we awarded equity incentives to our executive officers as discussed below.

In determining equity awards for named executive officers, the Compensation Committee and the Board considers the equity compensation practices of the peer group companies, including stock dilution, and the equity compensation for comparable positions among the peer group companies. While the Compensation Committee reviews the realized or unrealized value of prior equity awards, it determines the annual target economic value of equity awards with reference to the benchmark data. The Compensation Committee believes that annual equity awards effectively create strong incentives to drive future stockholder return.

During 2010 upon the recommendation of our Compensation Committee, our Board granted Mr. Martin three options to purchase an aggregate of 550,000 shares of our common stock at prices ranging from $8.50 to $16.00 per share. The first grant of 150,000 shares, granted to Mr. Martin in February 2010, reflected a focal grant to Mr. Martin relating to his performance during 2009. The second grant for 250,000 shares, granted to Mr. Martin in August 2010, was made to increase Mr. Martin’s equity interest in the Company to a level commensurate with his peers. Both of these grants vest over five years, with 20% vesting on the first anniversary and the remainder vesting ratably thereafter. The third grant issued to Mr. Martin, granted during October 2010 is a performance option to purchase up to 150,000 shares with an exercise price of $16.00. The shares underlying this grant will be earned based on our achievement of certain performance targets in 2011 and 2012. For Mr. Martin to earn the full number of performance option shares, we must achieve certain revenue, gross margin and operating income targets that our compensation committee established and our Board of Directors approved. Mr. Martin will not earn any of the performance option shares until after the financial results of our 2011 fiscal year are complete. He is eligible to earn up to 50% of the performance options based on the achievement of internal financial metrics in 2011 and up to 50% of the performance options based on similar metrics in 2012. The vesting of shares pursuant to Mr. Martin’s performance grant are subject to a minimum threshold of achievement for each year, below which no shares will vest. The goals set-forth to earn the shares, in the opinion of the Board, are aggressive but attainable.

In connection with the hiring of Ms. Barnes as our Senior Vice President and Chief Financial Officer in February 2010, our Board of Directors granted her an option to purchase 375,000 shares of our common stock at an exercise price of $8.50 per share. Consistent with our new hire grants, this option is scheduled to vest as to twenty five percent of the shares subject to the option after one year, and the remaining shares will vest monthly over the following three years. Subsequently, during December 2010, Ms. Barnes was promoted to Executive Vice President and Chief Financial Officer. In recognition of her promotion, Ms. Barnes received an additional option grant to purchase 125,000 shares of our common stock at $13.72 per share. This grant will vest over five years, with 20% vesting on the first anniversary and the remainder vesting ratably thereafter.

In reviewing Dr. Turner’s contribution for 2009, during February 2010, our Compensation Committee recommended and the Board approved an option grant to Mr. Turner to purchase up to 50,000 shares of our common stock at an exercise price of $8.50 per share. This option grant was Dr. Turner’s focal grant for 2009. During July 2010 Mr. Turner received an additional option grant to purchase 5,000 shares of our common stock at $12.74 per share in recognition of his contributions to date during 2010. Both options granted to Dr. Turner will vest over five years, with 20% vesting on the first anniversary and the remainder vesting ratably thereafter.

In February 2010, Mr. Phillips was granted an option to purchase up to 87,500 shares of our common stock at an exercise price of $8.50 per share in recognition of his 2009 contributions to our company’s performance and to provide a long-term retention incentive. In connection with his 2010 contributions and performance,

Mr. Phillips received an additional option grant to purchase 5,000 shares of our common stock at $12.74 per share. Both options granted to Mr. Phillips will vest over five years, with 20% vesting on the first anniversary and the remainder vesting ratably thereafter.

Benefits.

We provide the following benefits to our named executive officers on the same basis provided to all of our employees:

•	health, dental and vision insurance;

•	life insurance and accidental death and dismemberment insurance;

•	a 401(k) plan;

•	long-term disability;

•	medical and dependent care flexible spending account; and

•	an employee assistance program.

•	employee stock purchase plan.

Equity Plans

As of December 31, 2010, we had two active equity compensation plans, the 2010 Equity Incentive Plan and the 2010 Outside Director Equity Incentive Plan, both of which we adopted upon the effectiveness of our initial public offering during October 2010. Prior to the adoption of these plans, we granted options pursuant to the 2004 Equity Incentive Plan, through August 2005, and the 2005 Stock Plan, through October 2010. As of December 31, 2010 we had options outstanding to purchase 9,813,373 shares of our common stock at prices ranging from $0.20 per share to $16.00 per share. Of these shares 4,244,760 shares were vested with a weighted average exercise price of $3.89. As of December 31, 2010, an aggregate of 3,637,548 shares remained available for future grant under our 2010 Equity Incentive Plan and our 2010 Director Equity Incentive Plan.

In addition, during October 2010, we adopted the 2010 employee stock purchase plan, or ESPP. Our ESPP permits eligible employees to purchase common stock at discount through payroll deductions during defined offering periods. Upon adoption of the ESPP, we reserved a total of 750,000 shares of our common stock for future issuance pursuant to the terms of the ESPP. No shares have been issued under this plan since adoption.

Tax Considerations

We have not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code of 1986, as amended, or the Code. Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of 409A.

Because of the limitations of Code Section 162(m), we generally receive a federal income tax deduction for compensation paid to our chief executive officer and to certain other highly compensated officers only if the compensation is less than $1,000,000 per person during any fiscal year or is “performance-based” under Code Section 162(m). In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. Option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past we have granted options that we believe met those requirements. Additionally, under a special Code Section 162(m) exception, any compensation paid pursuant to a compensation plan in existence before the effective date of this public offering will not be subject to the $1,000,000 limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Code Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the public offering occurs. While our Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, our Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, while our Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, our Compensation Committee intends to consider tax deductibility under Code Section 162(m) as a factor in compensation decisions.

Compensation Risk Assessment

In establishing and reviewing our overall compensation program, the Compensation Committee considers whether the program and its various elements encourage or motivate executives or other employees to take inappropriate risks, or introduce excessive business risk. At the direction of the Compensation Committee, we reviewed our compensation practices and policies and our findings were presented to the Compensation Committee for consideration. After consideration of the information presented, the Compensation Committee concluded that our compensation programs, including our executive compensation program, do not encourage excessive risk taking by our executives or other employees. As a result, we concluded that our employee compensation program does not create risk that is reasonably likely to have a material adverse effect on Pacific Biosciences.

Compensation Committee Interlocks and Insider Participation

During 2010, Dr. Hunkapiller, Messrs. Ericson and Singer and Ms. Siegel served on our Compensation Committee. None of our Compensation Committee members is or has ever been one of our officers or employees. In addition, during the last fiscal year, none of our officers served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Executive Compensation Tables

2010 and 2009 Summary Compensation Table

The following table provides information regarding the compensation of our principal executive officer and each of our other executive officers, together referred to as our named executive officers, for each of the years they were so designated during 2010 and 2009.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Option awards ($)(1)	Total ($)
Hugh C. Martin	2010	300,000	58,333	3,653,556	4,011,889
President, Chief Executive Officer and Chairman of the Board of Directors	2009	300,000	25,000	979,000	1,304,000
Susan Barnes	2010	245,385	—	2,442,487	2,687,872
Executive Vice President and Chief Financial Officer
Stephen Turner, PhD	2010	275,000	—	233,937	508,937
Chief Technology Officer	2009	275,000	—	—	275,000
Michael Phillips	2010	255,417	20,000	383,971	659,388
Senior Vice President Research and Development	2009	220,000	40,000	—	260,000

(1)	Amounts shown represent the aggregate grant date fair value of the option awards computed in accordance with FASB Topic ASC 718. These amounts do not correspond to the actual value that will be recognized by our named executive officers. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our financial statements.

Grants of Plan-Based Awards

The following table presents information concerning grants of plan-based awards to each of the named executive officers during the fiscal year ended December 31, 2010.

Grants of Plan-Based Awards

Name	Grant date	All Other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($)	Grant date fair value of option awards ($)(1)
Hugh C. Martin	2/17/2010	150,000	$8.50	600,139
	8/12/2010	250,000	$13.42	1,772,057
	10/26/2010	150,000	$16.00	1,281,360

Susan Barnes	2/22/2010	375,000	$8.50	1,504,162
	12/15/2010	125,000	$13.72	938,325

Stephen Turner, PhD	2/17/2010	50,000	$8.50	200,049
	7/29/2010	5,000	$12.74	33,888

Michael Phillips	2/17/2010	87,500	$8.50	350,082
	7/29/2010	5,000	$12.74	33,888

(1)	Amounts shown represent the aggregate grant date fair value of the option awards computed in accordance with FASB Topic ASC 718. These amounts do not correspond to the actual value that will be recognized by our named executive officers. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our financial statements.

Outstanding Equity Awards at Fiscal Year-End

The following table presents certain information concerning equity awards held by the named executive officers at the end of the fiscal year ended December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Option exercise price ($)	Option expiration date
Hugh C. Martin	52,412(1) 138,969(2) 505,891(2)	0.70 1.96 3.86	9/08/2015 6/21/2017 3/19/2019
	142,395(2)	8.50	2/17/2020
	250,000(3)	13.42	8/12/2020
	150,000(4)	16.00	10/26/2020

Susan Barnes	327,942(3)	8.50	2/22/2020
	125,000(2)	13.72	12/15/2020

Stephen Turner, PhD	105,000(1) 75,000(2) 75,000 (2)	0.70 1.96 6.96	9/08/2015 6/21/2017 9/17/2018
	50,000(2)	8.50	2/17/2020
	5,000(2)	12.74	7/29/2020

Michael Phillips	31,662(1) 37,500(2) 62,500 (2)	0.70 1.96 6.96	9/08/2015 6/21/2017 9/17/2018
	87,500(2)	8.50	2/17/2020
	5,000(2)	12.74	7/29/2020

(1)	100% of the shares subject to the option are fully vested and exercisable.
(2)	Stock option vests at the rate of 1/5th of the total number of shares subject to the option after one year and 1/60th per month for the next four years.
(3)	Stock option vests at the rate of 1/4th of the total number of shares subject to the option after one year and 1/48th per month for the next three years.
(4)	Performance option that will vest up to 50% of the performance options based on our financial performance in 2011 and up to 50% of the performance options based on our financial performance in 2012.

Option Exercises and Stock Vested at Fiscal Year-End

The following table presents information regarding the exercise of stock options by named executive officers during 2010. No other stock awards have been granted.

	OPTION AWARDS
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)
Hugh C. Martin	342,461	3,747,498
Susan Barnes	47,058	199,526
Stephen Turner, PhD	—	—
Michael Phillips	—	—

Employment Agreements and Change of Control Arrangements

In August 2010, our Compensation Committee recommended and our Board approved certain change of control provisions for our executive officers. For Mr. Martin, upon the occurrence of involuntary termination within 12 months following a change of control (“double trigger protection”), (i) 100% of any unvested equity will vest and (ii) he will receive salary continuation and benefits for 12 months. For the other executive officers, upon the occurrence of involuntary termination within 12 months following a change of control, (i) 100% of any unvested equity will vest and (ii) the executive will receive salary continuation and benefits for 6 months.

The following table describes the potential payments and benefits to each of our named executive officers following a termination of employment without cause, due to death or a disability or for good reason on December 31, 2010, based on the severance and change of control provisions described above and based on equity grants outstanding as of December 31, 2010. Actual amounts payable to each executive listed below upon termination can only be determined definitively at the time of each executive’s actual departure. In addition to the amounts shown in the table below, each executive would receive payments for amounts of base salary and vacation time accrued through the date of termination and payment for any reimbursable business expenses incurred.

Termination of Employment

Compensation and benefits	Involuntary termination after change of control
Hugh C. Martin
Salary	$300,000
Equity Acceleration	5,642,800
Health Care Benefits	19,681

Total	5,962,481

Susan Barnes
Salary	$160,000
Equity Acceleration	2,703,800
Health Care Benefits	9,840

Total	2,873,640

Michael Phillips
Salary	$150,000
Equity Acceleration	906,345
Health Care Benefits	9,840

Total	1,066,185

Stephen Turner, PhD
Salary	$150,000
Equity Acceleration	924,716
Health Care Benefits	9,840

Total	1,084,556

Equity Compensation Plan Information

The following table presents information about the Company’s equity compensation plans as of December 31, 2010:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	9,823,271	$6.78	13,460,820

Equity compensation plans not approved by security holders	—	—	—

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of Pacific Biosciences executive officers as disclosed in this proxy statement in accordance with applicable SEC rules. This vote, commonly known as a “say-on-pay” vote, provides stockholders with the opportunity to express their views on our executive officers’ compensation. The vote is not intended to address any specific item of our executive compensation, but rather the overall compensation of Pacific Biosciences executive officers and the philosophy, policies and practices described in this proxy statement.

As described in the section of this proxy statement entitled “Compensation Discussion and Analysis”, our executive compensation program is designed to attract, retain, and motivate talented individuals with the executive experience and leadership skills necessary for us to increase stockholder value. We seek to provide executive compensation that is competitive with companies that are similar to Pacific Biosciences. We also seek to provide near-term and long-term financial incentives that reward well-performing executives when strategic corporate objectives designed to increase long-term stockholder value are achieved. We believe that executive compensation should include base salary, cash incentives and equity awards. We also believe that our executive officers’ base salaries, incentive bonuses and equity incentives should be set at approximately median levels relative to comparable companies. In particular, our executive compensation philosophy is to promote long-term value creation for our stockholders by rewarding improvement in selected financial metrics, and by using equity incentives. Please see our “Compensation Discussion and Analysis” (beginning on page 22) and related compensation tables for detailed information about our executive compensation programs, including information about the fiscal 2010 compensation of our executive officers.

Text of Resolution

“RESOLVED, that Pacific Bioscience’s stockholders approve, on an advisory basis, the compensation of the executive officers, as disclosed in Pacific Bioscience’s proxy statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on Pacific Biosciences, our Board of Directors, or the Compensation Committee of the Board of Directors. Our Board of Directors and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Recommendation of the Board

The Board of Directors recommends a vote FOR the approval of the compensation of each executive officer, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY

VOTE ON EXECUTIVE COMPENSATION

General

The Dodd-Frank Act also enables stockholders to indicate how frequently Pacific Biosciences’ should conduct advisory stockholder votes on our executive compensation, such as the vote under Proposal 2 of this proxy statement. On the proxy card or direction card distributed with this proxy statement, stockholders have the opportunity to indicate whether they prefer an advisory vote on executive officer compensation every one, two or three years.

After careful consideration, our Board of Directors has determined that it believes a stockholder advisory vote on executive compensation that is conducted every three years is the appropriate approach for Pacific Biosciences at this time, and therefore the Board of Directors recommends that you vote for a three-year interval for the advisory vote on executive compensation. We believe that the structure of executive compensation arrangements should be in place for a number of years between stockholder advisory votes, in order to allow the Board and stockholders time to evaluate the effectiveness of those arrangements. Pacific Biosciences’ executive compensation philosophy has not changed materially in recent years, and no major changes are contemplated at this time, so future stockholder votes on our executive compensation more frequently than every three years would be unlikely to provide significant guidance to the Board. Finally, we are not aware of any significant stockholder concern about executive compensation matters at Pacific Biosciences and do not wish to burden our annual proxy process with unnecessary procedures.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years or three years, or abstain from voting when you indicate your preference in response to the resolution set forth below.

Text of Resolution

“RESOLVED, that a non-binding advisory vote of Pacific Biosciences’ stockholders to approve, on an advisory basis, the compensation of the executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, be held at an Annual Meeting of the Stockholders, beginning with the 2011 Annual Meeting of the Stockholders, every one year, two years or three years.”

Because this stockholder vote is advisory and not binding on Pacific Biosciences or the Board of Directors in any way, the Board may decide that it is in the best interests of our stockholders and Pacific Biosciences to hold stockholder advisory votes on executive compensation more or less frequently than the option selected by the largest number of our stockholders.

Recommendation of the Board

The Board of Directors recommends a vote of three years for the frequency of stockholder vote to approve the compensation of executive officers.

AUDITOR SERVICES AND FEES

The following table sets forth the approximate aggregate fees billed to the Company by independent registered public accounting firms for fiscal years 2010 and 2009:

Fee Category	Fiscal 2010	Fiscal 2009
	(In thousands)
Audit Fees	$316	$28
Audit-Related Fees	1,006	—
Tax Fees	46	17
All Other Fees	—	2

Total Fees	$1,368	$47

Audit Fees consisted of professional services rendered in connection with the audit of the Company’s annual financial statements and quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees comprise fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statement and the initial public offering.

Tax Fees consisted of professional services rendered in connection with tax compliance and consulting services.

All Other Fees consisted of fees paid for a subscription to an accounting research database.

The Audit Committee has concluded that the provision of the non-audit services listed above was compatible with maintaining the independence of PwC.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee reviews and, as appropriate, pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent registered public accounting firm and the Company’s management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as necessary or appropriate.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2010. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee consists of three members: Messrs. Livingston, Byers and Singer. All of the members are independent directors under the NASDAQ and SEC audit committee structure and membership requirements. Messrs. Livingston and Singer are “financial experts” as defined under SEC rules and regulations. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at http://investor.pacificbiosciences.com/governance.cfm.

The Audit Committee is primarily responsible for assisting the Board of Directors in fulfilling its oversight responsibility of reviewing financial information provided to shareholders and others, appointing the independent registered public accounting firm, reviewing the services performed by our independent registered public accounting firm, evaluating our accounting policies and system of internal control, and reviewing significant financial transactions.

In fulfilling its oversight responsibility of appointing and reviewing the services performed by the our independent registered public accounting firm, the Audit Committee carefully considers the independent registered public accounting firm’s scope of procedures for the engagement, fees for such engagement, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit related services, including the nature of and fees associated with such service.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2010 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm (“PWC”). The Audit Committee has also discussed with PWC the matters required to be discussed by the statement on Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1. AU section 380), as amended, and as adopted by the Public Company Accounting Oversight Board Rule 3200T regarding “Communication with Audit Committees.”

The Audit Committee also has received, reviewed and considered the written disclosures from PWC required by applicable requirements of the Public Company Accounting Oversight Board regarding PWC’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Annual Report.

Members of the Audit Committee

Randy Livingston, Chairman

Brook Byers

David Singer

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC reports about their ownership of common stock and other equity securities of the Company. Such directors, officers and 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of the reports provided to us and on representations received from our directors and executive officers that no annual Form 5 reports were required to be filed by them, we believe that all of our executive officers, directors and persons who beneficially own more than 10% of our common stock complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2010.

Stockholder Proposals

Stockholder Proposals for 2012 Annual Meeting

The submission deadline for stockholder proposals to be included in our proxy materials for the 2012 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act is December 31, 2011, except as may otherwise be provided in Rule 14a-8. All such proposals must be in writing and received by our Corporate Secretary at Pacific Biosciences of California, Inc., 1380 Willow Road, Menlo Park, CA 94025 by close of business on the required deadline in order to be considered for inclusion in our proxy materials for the 2012 annual meeting of stockholders. Submission of a proposal before the deadline does not guarantee its inclusion in our proxy materials.

Advance Notice Procedure for 2012 Annual Meeting

Under our Bylaws, director nominations and other business may be brought at an annual meeting of stockholders only by or at the direction of the Board of Directors or by a stockholder entitled to vote who has submitted a proposal in accordance with the requirements of our Bylaws as in effect from time to time. For the 2012 annual meeting of stockholders, a stockholder notice must be received by our Corporate Secretary at Pacific Biosciences of California, Inc., 1380 Willow Road, Menlo Park, CA 94025, no earlier than December 31, 2011 and no later than January 30, 2012. However, if the 2012 annual meeting of stockholders is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the 2011 Annual Meeting of Stockholders, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary not earlier than the close of business on the 120th day prior to the 2012 annual meeting of stockholders and not later than the close of business on the later of (i) the 90th day prior to the 2012 annual meeting of stockholders, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. Please refer to the full text of our advance notice Bylaw provisions for additional information and requirements. A copy of our Bylaws may be obtained by writing to our Corporate Secretary at the address listed above.

Stockholders Sharing the Same Address

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to our stockholders. Under this process, certain stockholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who object to or wish to begin householding may notify our Investor Relations Department at ir@pacificsciences.com or Investor Relations, Pacific Biosciences of California, Inc., 1380 Willow Road, Menlo Park, CA 94025.

Fiscal Year 2010 Annual Report and SEC Filings

Our financial statements for the fiscal year ended December 31, 2010 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our Annual Report and this proxy statement are posted on our website at www.pacificbiosciences.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Investor Relations, Pacific Biosciences of California, Inc., 1380 Willow Road, Menlo Park, CA 94025.

By Order of the Board of Directors

Menlo Park, California

April 29, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET http://www.proxyvoting.com/pacb

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEM 2 AND “3 YEARS” FOR ITEM 3.

Please mark your votes as indicated in this example X

1. ELECTION OF CLASS I DIRECTORS

The Board recommends a vote FOR the following nominees:

FOR ALL

WITHHOLD FOR ALL

*EXCEPTIONS

01 Hugh C. Martin

02 Brook Byers

03 Susan Siegel

The Board recommends a vote FOR the following proposal:

FOR

AGAINST

ABSTAIN

2. Advisory vote on executive compensation.

The Board recommends a vote of 3 YEARS on the following proposal:

1 year

2 years

3 years

Abstain

3. Advisory vote on the frequency of an advisory vote on executive compensation.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

Mark Here for Address Change or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature

Signature

Date

You can now access your Pacific Biosciences of California, Inc. account online.

Access your Pacific Biosciences of California, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Pacific Biosciences of California, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status

• View certificate history

• View book-entry information

• View payment history for dividends

• Make address changes

• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://investor.pacificbiosciences.com/annual-proxy.cfm

FOLD AND DETACH HERE

PROXY

PACIFIC BIOSCIENCES OF CALIFORNIA, INC. Annual Meeting of Stockholders – June 23, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Hugh C. Martin and Susan K. Barnes, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Pacific Biosciences of California, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held June 23, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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